Exhibit 4.6

EXPRESSJET HOLDINGS, INC.

STAND-ALONE RESTRICTED STOCK AWARD AGREEMENT

As a material inducement for Thomas M. Hanley (“Executive”) to enter into the employment agreement dated April 19, 2010 (the “Employment Agreement”), by and between ExpressJet Holdings, Inc., a Delaware corporation (the “Company”) and Executive, the Compensation Committee of the Company’s Board of Directors (the “Committee”) hereby grants Executive the right to acquire restricted common stock of the Company (the “Award”) from its treasury, subject to the terms and conditions of this Stand-Alone Restricted Stock Award Agreement (the “Agreement”). Unless otherwise indicated, all terms used in this Agreement shall have the meaning as defined in Section 10. The principle features of the Award are as follows:

Address of Executive:	Boardwalk Town Center 2207 Riva Row, #3216 The Woodlands, TX 77380

Date of Grant:	, 2010
Vesting Commencement Date:	April 19, 2010
Number of Covered Shares:	300,000

1. Vesting Schedule and Risk of Forfeiture.

(a) Vesting Schedule. Subject to Executive’s continuous employment with the Company or any Affiliate as its President and Chief Executive Officer, the Covered Shares shall vest over a four-year period in accordance with the following schedule (the “Vesting Schedule”):

Vesting Date	Nonforfeitable Percentage
1st anniversary of the Vesting Commencement Date	10% shall vest
2nd anniversary of the Vesting Commencement Date	10% shall vest, combined total of 20% vested
3rd anniversary of the Vesting Commencement Date	20% shall vest, combined total of 40% vested
4th anniversary of the Vesting Commencement Date	60% shall vest, combined total of 100% vested

Additionally, the Vesting Schedule shall be accelerated in the following two circumstances:

(i) The Vesting Schedule for the Covered Shares shall accelerate such that the nonforfeitable percentage, when added to any previously vested percentages of Covered Shares subject to this Award, shall equal fifty percent (50%) of the Covered Shares (in other words, 150,000 Covered Shares shall become vested), but only if the Company provides Executive with notice, per the terms of Section 2.1 of the Employment Agreement, that Executive’s term (the “Term”) will not be extended. Notwithstanding the foregoing, this Section 1(a)(i) shall apply only if Executive is continuously employed with the Company through the last day of such Term.

(ii) The Vesting Schedule for the Covered Shares shall accelerate on a sliding scale in accordance with the following schedule if there is both: (i) a Change in Control of the Company, and (ii) within twelve (12) months following consummation of such Change in

Control Executive’s employment with the Company is terminated by reason of an “Involuntary Termination” (as defined in Executive’s Employment Agreement) or for any reason encompassed by paragraphs 4.2(i) through (vi) of Executive’s Employment Agreement.

Date Change in Control Consummated	Nonforfeitable Percentage Accelerated
Within 90 days from the Date of Grant	10%
More than 90 days but less than 181 days from the Date of Grant	20%
More than 180 days but less than 271 days from the Date of Grant	30%
More than 270 days but less than 366 days from the Date of Grant	40%
More than 365 days but less than 546 days from the Date of Grant	50%
More than 545 days but less than 730 days from the Date of Grant	75%
730 days or more from the Date of Grant	100%

(b) Risk of Forfeiture. The Covered Shares shall be subject to a risk of forfeiture until such time the risk of forfeiture lapses in accordance with the Vesting Schedule. All or any portion of the Covered Shares subject to a risk of forfeiture shall automatically be forfeited and immediately returned to the Company if Executive’s continuous employment with the Company as its President and Chief Executive Officer is terminated for any reason.

2. Transfer Restrictions. The Covered Shares issued to Executive hereunder may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by Executive (other than by will or by the laws of descent or distribution) prior to the date when the Covered Shares become vested pursuant to the Vesting Schedule. Any attempt to transfer Covered Shares in violation of this Section 2 shall be null and void and shall be disregarded. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Executive.

3. Escrow of Covered Shares. For purposes of facilitating the enforcement of the provisions of this Agreement, Executive hereby agrees, immediately upon receipt of the certificate(s) for the unvested Covered Shares, to deliver the certificate(s), together with an Assignment Separate from Certificate in the form attached to this Agreement as Exhibit A executed by Executive, in blank, to the Secretary of the Company, or any other person designated by the Company as escrow agent, as its attorney-in-fact to hold the certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and releases as are in accordance with the terms of the this Agreement. Executive hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to enter into this Agreement and that the appointment is coupled with an interest and is accordingly irrevocable. The unvested Covered Shares and Assignment Separate from Certificate shall be held by the Secretary or the Secretary’s designee, in escrow, pursuant to the Joint Escrow Instructions of the Company and Executive in the form attached hereto as Exhibit B until the unvested Covered Shares are vested, or until such time as this Agreement is no longer in effect. Upon vesting of the unvested Covered Shares, the escrow agent shall promptly deliver to Executive the certificate or certificates representing the Covered Shares in the escrow agent’s possession belonging to Executive, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain the certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement. Executive agrees that if the Secretary of the Company, or the

Secretary’s designee, resigns as escrow holder for any or no reason, the Committee shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

The Company, the Secretary or other designee shall not be liable for any act it may do or omit to do with respect to holding the Covered Shares in escrow and while acting in good faith and in the exercise of its judgment. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time.

4. Additional Securities. Any securities or cash received as the result of an adjustment provided for in Section 12 (the “Additional Securities”) shall be retained in escrow in the same manner and subject to the same conditions and restrictions as the Covered Shares with respect to which they were issued, including the Vesting Schedule and risk of forfeiture provisions. If the Additional Securities consist of a convertible security, Executive may exercise any conversion right, and any securities so acquired shall constitute Additional Securities. In the event of any change in certificates evidencing the Company’s common stock or the Additional Securities by reason of any adjustment under Section 12 or a Change in Control, the escrow holder is authorized to deliver to the issuer the certificates evidencing the Shares or Additional Securities in exchange for the certificates of the replacement securities.

5. Distributions. The Company shall disburse to Executive all regular cash dividends with respect to the Covered Shares and Additional Securities, whether vested or otherwise, less the amount to satisfy any applicable withholding obligations.

6. Taxes. Executive hereby acknowledges and understands that he may suffer adverse tax consequences as a result of his receipt of (or purchase of), vesting in, or disposition of, the Covered Shares. Executive hereby represents that he has consulted with any tax consultants Executive deems advisable in connection with the purchase, vesting, or disposition of the Covered Shares and that Executive is not relying on the Company for any tax advice. In the event the Company determines that it has a tax withholding obligation in connection with Executive’s purchase of, vesting in, or disposition of, the Covered Shares, Executive agrees to make appropriate arrangements with the Company or Affiliate for the satisfaction of such withholding. Executive consents to the Company or Affiliate satisfying any withholding obligation by withholding from other compensation due to Executive in the event such satisfactory arrangements are not made.

(a) Representations. Executive has reviewed with his own tax advisors the tax consequences of this investment and the transactions contemplated by this Agreement, including any U.S. federal, state and local tax laws, and any other applicable taxing jurisdiction. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive hereby acknowledges and understands that he (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(b) Section 83(b) Election. Executive hereby acknowledges that he has been informed that if he makes a timely election (the “Election”) pursuant to Section 83(b) of the Code to be taxed currently on any difference between the fair market value of the Covered

Shares and any purchase price paid, this will result in a recognition of taxable income to Executive on the date the Covered Shares were granted. Absent such an Election, taxable income will be measured and recognized by Executive at the time or times on which the Covered Shares become vested. Executive is strongly encouraged to seek the advice of his own tax consultants in connection with the Covered Shares granted pursuant to this Agreement, and the advisability of filing the Election under Section 83(b) of the Code. A form of Election under Section 83(b) is attached hereto as Exhibit C. EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S OR ANY AFFILIATE TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF EXECUTIVE REQUESTS THE COMPANY, AFFILIATE OR THEIR REPRESENTATIVE TO MAKE THIS FILING ON EXECUTIVE’S BEHALF.

7. Legality of Initial Issuance. No Covered Shares shall be issued unless and until the Company has determined that: (i) the Company and Executive have taken all actions required to register the Covered Shares under the Securities Act or to perfect an exemption from the registration requirements thereof, if applicable; (ii) all applicable listing requirements of any stock exchange or other securities market on which the Covered Shares are listed has been satisfied; and (iii) any other applicable provision of state or U.S. federal law or other applicable law has been satisfied.

8. Restrictive Legends. Any share certificate evidencing the Covered Shares issued hereunder shall be endorsed with the following legends (in addition to any legend required under applicable U.S. federal, state securities laws and under any other applicable law):

(a)	On the face of the certificate:

“TRANSFER OF THIS STOCK IS RESTRICTED IN ACCORDANCE WITH THE CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE”

(b)	On the reverse of the certificate:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN EXPRESSJET HOLDINGS, INC. STAND-ALONE RESTRICTED STOCK AWARD AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY IN HOUSTON, TEXAS. NO TRANSFER OR PLEDGE OF THE SHARES EVIDENCED HEREBY MAY BE MADE EXCEPT IN ACCORDANCE WITH AND SUBJECT TO THE PROVISIONS OF SAID AGREEMENT. BY ACCEPTANCE OF THIS CERTIFICATE, ANY HOLDER, TRANSFEREE OR PLEDGEE HEREOF AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SAID AGREEMENT.”

9. Restrictions on Transfer.

(a) Stop-Transfer Notices. Executive agrees that, in order to ensure compliance with the restrictions referred to herein and applicable law, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(b) Rights of the Company. The Company shall not (i) record on its books the transfer of any Covered Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Covered Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Covered Shares have been transferred in contravention of this Agreement. Any transfer of Covered Shares not made in conformance with this Agreement shall be null and void and shall not be recognized by the Company.

10. Certain Definitions.

(a) The term “Affiliate” shall mean (i) any corporation, partnership or other entity which owns, directly or indirectly, a majority of the voting equity securities of the Company, and (ii) any corporation, partnership or other entity of which a majority of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(b) The term “Change in Control” shall mean (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, the holders of equity securities of the Company (and their respective affiliates) immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to greater than 50% of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity, (ii) the dissolution or liquidation of the Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the Company’s outstanding securities, or (iv) as a result of or in connection with a contested election of the Company’s Board of Directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of such Board. For purposes of the preceding sentence, “resulting entity” in the context of a transaction or event that is a merger or consolidation shall mean the surviving entity unless the surviving entity is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity.

11. General Provisions.

(a) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the applicable government-sponsored postal service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to Executive at the address that he most recently provided to the Company.

(b) Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement, their respective successors and permitted assigns.

(c) No Assignment. Except as otherwise provided in this Agreement, Executive shall not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

(d) Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

(e) Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the parties hereto.

(f) Administration. Any determination by the Committee in connection with any question or issue arising under this Agreement shall be final, conclusive, and binding on Executive, the Company, and all other persons.

(g) Interpretation. Any dispute regarding the interpretation of this Agreement or the Covered Shares hereunder shall be submitted by Executive or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties.

(h) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and deliver of this Agreement by that party.

(j) Entire Agreement; Governing Law. The provisions of Executive’s Employment Agreement are incorporated herein by reference. The Employment Agreement and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof, and may not be modified adversely to Executive’s interest except by means of a writing signed by the Company and Executive. This Agreement is governed by the laws of the State of Texas applicable to contracts executed in and to be performed in that country.

12. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Company’s common stock or the value thereof, appropriate adjustments and other substitutions shall be made to the Covered Shares taking into consideration the accounting and tax consequences, as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Covered Shares shall always be a whole number.

13. No Guarantee of Continuous Employment. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE VESTING OF COVERED SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUOUS EMPLOYMENT AS PRESIDENT AND CEO OF THE COMPANY OR AFFILIATE, AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RIGHT TO RECEIVE COVERED SHARES OR ACQUIRING COVERED SHARES HEREUNDER). EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE RIGHT GRANTED HEREUNDER, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH IN THIS AGREEMENT DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH EXECUTIVE’S RIGHT OR THE COMPANY’S/AFFILIATE’S RIGHT TO TERMINATE EXECUTIVE’S RELATIONSHIP AS AN EMPLOYEE OR CONSULTANT AT ANY TIME, WITH OR WITHOUT CAUSE.

14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

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Your signature below indicates your agreement, understanding, and acceptance that the Award is subject to all of the terms and conditions contained in this Agreement. Please be sure to read all of the provisions of the Agreement which contains the specific terms and conditions of the Award, copies of which you hereby acknowledge having received.

EXPRESSJET HOLDINGS, INC.	EXECUTIVE

By:
Thomas M. Hanley
Its:
Date:
Date:

EXHIBIT A

EXPRESSJET HOLDINGS, INC.

STAND-ALONE RESTRICTED STOCK AWARD AGREEMENT

Assignment Separate from Certificate

FOR VALUE RECEIVED and pursuant to that certain Stand-Alone Restricted Stock Award Agreement between the undersigned (“Executive”) and ExpressJet Holdings, Inc. (the “Company”) dated             ,          (the “Agreement”), Executive hereby sells, assigns and transfers unto the Company three hundred thousand (300,000) shares of common stock of the Company, standing in Executive’s name on the books of the Company represented by Certificate No(s).             , herewith, and does hereby irrevocably constitute and appoint              to transfer such common stock on the books of the Company with full power of substitution in the premises.

This Assignment may be used only as authorized by the Agreement.

Dated: ,	Signature:

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise the forfeiture provisions as set forth in the Agreement, without requiring additional signatures on the part of Executive.

EXHIBIT B

EXPRESSJET HOLDINGS, INC.

STAND-ALONE RESTRICTED STOCK AWARD AGREEMENT

Joint Escrow Instructions

            ,

ExpressJet Holdings, Inc.

700 N. Sam Houston Parkway West, Suite 200

Houston, Texas 77067

Attn.: Corporate Secretary

Dear Sir:

As Escrow Agent for both ExpressJet Holdings, Inc. (the “Company”), and the undersigned Executive (“Executive”) of the 300,000 shares of common stock (the “Covered Shares”) of the Company, you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Stand-Alone Restricted Stock Award Agreement (the “Agreement”) between the Company and the undersigned, in accordance with the following instructions:

1. Executive irrevocably authorizes the Company to deposit with you any certificates evidencing Covered Shares and any additions and substitutions to the common stock as defined in the Agreement. Executive does hereby irrevocably constitute and appoint you as Executive’s attorney-in-fact and agent for the term of this escrow to execute with respect to these securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including, but not limited to, the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this Paragraph 1, Executive shall exercise all rights and privileges of a member of the Company while the Covered Shares are held by you.

2. Upon written request of Executive, but no more than once per calendar year, you will deliver to Executive a certificate or certificates representing so many shares of common stock as are not then subject to forfeiture.

3. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Executive, you shall deliver all of the same to Executive and shall be discharged of all further obligations hereunder.

4. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

5. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Executive while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

6. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

7. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

8. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

9. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

10. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

11. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

12. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of the securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

13. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in a government-sponsored postal service, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

2

14. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

15. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

15. These Joint Escrow Instructions shall be governed by the laws of the State of Texas applicable to contracts executed in and to be performed in that state.

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EXPRESSJET HOLDINGS, INC.	EXECUTIVE

By:
Thomas M. Hanley
Its:

ESCROW AGENT

Corporate Secretary

Date:

EXHIBIT C

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Sections 55 and 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:

ADDRESS:

IDENTIFICATION NO.:

TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows: three hundred thousand (300,000) shares of common stock (the “Shares”) of ExpressJet Holdings, Inc., a Delaware company (the “Company”).

3.	The date on which the property was transferred is: , .

4.	The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in the agreement.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $ .

6.	The amount (if any) paid for such property is: $ .

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of the Internal Revenue Service.

Dated: ,
Taxpayer